                         PARTNERSHIP FORMATION AGREEMENT


      This Partnership Formation Agreement (such agreement, as amended, supplemented or modified from time to time, herein called the "Agreement") is entered into as of the 22nd day of January, 1988, by and among MCA Concerts II, Inc., a California corporation ("MCA"), and PACE Entertainment Group, Inc., a Delaware corporation ("PACE"), and evidences the following:

      WHEREAS, PACE and MCA desire to investigate the feasibility of purchasing, owning, constructing and operating Amphitheatres (as defined below) in the Metropolitan areas in which following cities ("Optional Cities") are located:
Hartford, Connecticut, Miami, Florida, New York, New York, San Diego, California, Tampa, Florida, Minneapolis, Minnesota, and Washington, D.C. and if feasible, to form a limited partnership to purchase, own, construct and operate an Amphitheatre in one or more such Optional Cities;

      NOW THEREFORE, for and in consideration of the premises the parties hereto agree as follows:

      Section 1. Purposes of Agreement. MCA and PACE shall, subject to the terms and conditions set forth herein, (i) during the EDP (as defined below), jointly investigate the feasibility of purchasing, owning, constructing and operating Amphitheatres in one or more of the Optional Cities, and (ii) if they should mutually select a site and agree on the estimated costs of development, acquisition and construction based upon preliminary plans and specifications, enter into one or more limited partnership agreements, substantially in the form of that Limited Partnership Agreement ("Existing Limited Partnership Agreement") of even date herewith between MCA and PACE Amphitheatres, Inc., a wholly-owned subsidiary of PACE (such agreement(s), if and when entered into pursuant to this Agreement, are herein referred to as the "Venture Agreement" and, collectively, as the "Venture Agreements"), and thereby form one or more limited partnerships (a "Venture" and, collectively, the "Ventures"). Each of PACE and MCA will cooperate in good faith to select a site on which to construct an Amphitheatre, provided that nothing herein shall be construed to require the parties to so agree on a site. The purpose of any such Venture will be to develop, acquire, construct and operate an Amphitheatre in one or more of the Optional Cities. As used herein, "Amphitheatre" shall be as defined in the Existing Limited Partnership Agreement.

      Section 2. Proposed Activities.

            (a) During the EDP, as defined below, PACE and MCA will cooperate in good faith to locate one or more available cites for the construction of an Amphitheatre in each of the Optional Cities. Without limiting the generality of the fore-
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going, the parties will negotiate with potential governmental jurisdictions, property owners, architects, consultants, builders and others with the intent of selecting an available site in each Optional City for purchase, lease or use by a Venture and of acquiring favorable financing or other assistance in constructing and operating the Amphitheatre in such Optional City. Based upon such negotiations, the projections generated under Section 3 and the possible financing arrangements (discussed under Section 4), the parties will cooperate in good faith and use reasonable efforts to select and arrange for the purchase, lease or use of a site for an Amphitheatre and to agree upon preliminary plans and specifications for the construction of such Amphitheatres.

            (b) Should the parties, during the EDP, agree upon a site that is reasonably available for construction of an Amphitheatre based upon zoning, noise ordinances, and other applicable considerations, and agree on estimated project costs based upon mutually agreed upon preliminary plans and specifications, then, at such time, the parties will form a limited partnership pursuant to a Venture Agreement. PACE and MCA, or their affiliates, will be general partners of the Venture, and the Funder (as defined in Section 4(b)) will be the limited partner. The parties will agree upon such changes, additions or deletions to the form of Venture Agreement as are necessary to reflect the negotiations and arrangements concerning the construction and ownership of the Amphitheatre(s) in such Optional City(ies). Neither PACE nor MCA shall enter into any contracts or agreements for the purchase or lease of property or construction or operation of an Amphitheatre without the consent of the other. All such contracts or agreements will be entered into by the Venture, in accordance with the provisions of the Venture Agreement.

            (c) If a Venture is formed, PACE and MCA will use reasonable efforts to cause the Venture to be taxable as a partnership under the Internal Revenue Code of 1986, as amended, ("Code"). Without limiting the generality of the foregoing, if PACE or MCA forms or uses a corporate subsidiary to act as general partner of the Venture, such subsidiary will have the net worth necessary to satisfy the attribute of unlimited liability as provided in the Internal Revenue Service's regulations.

      Section 3. Projections. As soon as practicable, an accounting firm will be selected by PACE and MCA to prepare an audited projection analysis relating to the acquisition, construction and operation of Amphitheatres in those Optional Cities the parties hereto may hereafter mutually designate. The cost of the audit will be a Shared Cost (as hereinafter defined). The final audit will be submitted to potential Funders and shall be owned by the Venture; provided, that until such time as the Venture is formed, or if the Venture terminates, such audited projections shall be jointly owned by PACE and MCA and may be utilized by either of them for any and all purposes.


                                       2.
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      Section 4. Capital Contributions and Financing.

            (a) Any Venture formed will require capital contributions and financing for the development, acquisition and construction of its Amphitheatre(s), including costs to purchase, lease or use property, prepare plans and specifications for the Amphitheatre(s), and construct the Amphitheatre(s) ("Required Financing"). Prior to the commencement of this Agreement, PACE and MCA have individually undertaken certain tasks and expended funds for the generation of various work product, goodwill plans, specifications and ideas (collectively "Work Product") relating to the development of Amphitheatres in the Optional Cities (such Work Product existing on the date hereof is referred to as "Existing Work Product"). If a Venture is formed with respect to one or more of the Optional Cities, each party shall contribute its Existing Work Product with respect to such Optional City to such Venture. All Work Product developed during the term of this Agreement ("Joint Work Product") shall be jointly owned by PACE and MCA, and if a Venture is formed, shall be contributed to the Venture and shall have an agreed value to be determined jointly by PACE and MCA, one-half of which will be allocated to each of PACE's and MCA's (or their respective affiliates') capital account. If, prior to the expiration of this Agreement, a Venture is not formed to develop an Amphitheatre in a particular Optional City, then all Work Product relating to such Optional City will be owned jointly by the parties and either party may utilize it for any purpose; provided, that, if following the termination of this Agreement, either party individually acquires an Amphitheatre in an Optional City, it will pay the other party one-half of the Shared Costs incurred under this Agreement. Reference is hereby made to that certain Term Loan Agreement of even date (the "Loan Agreement"), between MCA and PACE Amphitheatres, Inc. ("Borrower"). If (i) at the time of Formation (as defined below) of the Venture formed to construct, purchase, own and/or operate the first Amphitheatre contemplated hereunder Borrower has paid or contemporaneously pays at least 50% of the aggregate principal amounts loaned as of such date under the Loan Agreement (including all accrued interest as of such date), then upon Formation of said Venture, PACE's Existing Work Product with respect to said first Amphitheatre shall be contributed to the capital of said Venture and shall be deemed to have an agreed value of $590,000; (ii) the condition in (i) is met and at the time of Formation of the Venture formed to construct, purchase, own or operate the second Amphitheatre contemplated hereunder Borrower has paid or contemporaneously pays 100% of the aggregate principal amounts loaned as of such date under the Loan Agreement (including all accrued interest as of such date), then upon Formation of the said Venture, PACE's Existing Work Product with respect to said second Amphitheatre shall be contributed to the capital of said Venture and shall be deemed to have an agreed value of $590,000; and (iii) the conditions in (i) and
(ii) are met and at the time of Formation of the Venture formed to construct, purchase, own or operate the third Amphitheatre contemplated hereunder Borrower


                                       3.
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has paid or contemporaneously pays 100% of the aggregate principal amounts loaned as of such date under the Loan Agreement (including all accrued interest as of such date), then upon Formation of the said Venture, PACE's Existing Work Product with respect to said third Amphitheatre shall be contributed to the capital of said Venture and shall be deemed to have an agreed value of $750,000. For purposes of this Section 4 and Section 10, "Formation" of a Venture with respect to a particular Amphitheatre shall be the date of the funding of the capital for said Venture. The agreed value of MCA's Existing Work Product to be contributed to any Venture is zero, and, unless the conditions set forth in (i),
(ii) and/or (iii) above are met at the applicable time, PACE's Existing Work Product to be contributed to any Venture will also have an agreed value of zero. PACE and MCA, as the case may be, agree to contribute to each Venture cash in an amount such that the amount of cash plus the agreed value of property (including Work Product) contributed to the capital of any Venture by PACE and MCA are equal.

            (b) If a Venture is formed, MCA agrees to use its reasonable efforts to acquire, for and on behalf of the Venture, non-recourse financing for 80% or more of the Required Financing on terms similar to MCA's loan pursuant to the Credit Agreement (as defined in the Existing Venture Agreement). The party agreeing to provide such financing ("Funder") may be admitted as a limited partner to the Venture, with a maximum interest of 35 percent thereof. MCA or an affiliate of MCA may, but shall not be obligated to, act as Funder of one or more Ventures, if MCA should, in its sole discretion, elect to act as Funder. Nothing herein contained shall obligate MCA or any of its affiliates to make, guarantee, secure, or pledge any assets as security for, any such financing. It is the intent of the parties hereto that they obtain financing under terms as close as possible to those described in this paragraph 4(b).

      Section 5. Costs and Expenses.

            (a) PACE and MCA agree to pay an equal amount of all "Shared Costs" incurred in selecting a site, preparing the preliminary plans and specifications, forming each Venture and otherwise acting under this Agreement. As used herein, "Shared Costs" shall mean only out of pocket costs and expenses paid to any third party reasonably incurred in connection with performing pursuant to this Agreement, including without limitation, costs and expenses of travel, lodging, meals, consultants and entertainment, and shall in each case be mutually approved by the parties before incurred.

            (b) Each party hereunder will maintain complete and accurate records of any Shared Costs incurred by such party, and will provide copies of such records to the other party at the end of each month. The party hereto which incurred more Shared Costs than the other party during any month will be reimbursed by


                                       4.
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the party incurring less Shared Costs within 30 days of the end of such month so that both parties pay Shared Costs equally.

            (c) Either party hereto may notify the other that such party does not believe that any further Shared Costs should be incurred in a particular Optional City or with respect to a site or proposed activity in an Optional City. Following such notification, neither party shall incur any additional Shared Costs with respect to such Optional City, site or activity except as are reasonably necessary to terminate existing contractual obligations with respect to such Optional City, site or activity.

      Section 6. Decisions. All decisions made under this Agreement shall be made jointly by PACE and MCA. PACE and MCA shall cooperate and act in good faith with the goal and purpose of forming a Venture and acquiring, constructing and operating an Amphitheatre in one or more of the Optional Cities as contemplated herein and in the Venture Agreement. Both parties will use reasonable efforts to keep the other party hereunder apprised of such party's activities and plans with regard to the subject matter hereof.

      Section 7. Miami. If formed, the Venture will own 100% of all rights in each Amphitheatre constructed in any Optional City, except, possibly, the Amphitheatre to be constructed in Miami, if any. PACE represents that PACE and Bufman ("Bufman") each currently own a 50% interest in the Amphitheatre intended to be constructed in Miami. PACE will attempt to cause Bufman to sell his interest, but such is not a condition of this agreement or any Venture Agreement. However, PACE and MCA shall jointly determine how Bufman will absorb his pro-rata share of the costs of developing, constructing and operating the Miami Amphitheatre, and propose same to Bufman. PACE shall, immediately upon request by MCA, deliver to MCA a complete and accurate description of the principal terms of the agreement between PACE and Bufman with respect to an Amphitheatre in Miami. If PACE fails to cause Bufman to sell his interest, and provided Bufman agrees upon an equitable absorption of costs and expenses, the Venture, if formed, shall own 50% of the Miami Amphitheatre, if any.

      Section 8. Exclusive Development Period. The Exclusive Development Period ("EDP") and the term of this Agreement shall commence on the date hereof and shall continue for the next succeeding two years.

      Section 9. Non-Competition; Exclusivity.

            (a) Except as otherwise provided herein, during the EDP, neither MCA nor PACE nor any affiliate of MCA or PACE shall, directly or indirectly, through an entity which it controls, construct, own, manage, control, operate, be employed by or lend its name to an Amphitheatre within the lessor of 75 miles or the applicable Metropolitan Statistical Area (as defined


                                       5.
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by the Office of Management and Budget as of June 30, 1983) ("MSA") of any
Optional City, other than through a Venture formed hereunder for such purpose, as herein provided. Unless the non-competition provisions contained in Section 10 hereof, or contained in any other agreement between the parties, have become operative, if prior to the expiration of the EDP a site has not been mutually selected for the purpose of constructing an Amphitheatre in a particular Optional City, then following the expiration of the EDP, either party shall have the right to independently acquire, construct and/or operate an Amphitheatre in any such Optional Cities, without regard to this or any other agreement or any Venture, and, accordingly, such city shall no longer be considered an Optional City. PACE and MCA agree that monetary damages will not adequately compensate either party for a violation by the other party or its affiliates of the covenants set forth herein not to independently acquire, construct or operate an Amphitheatre, and that specific performance and injunctive relief shall be available for a violation of this Agreement, including without limitation the provisions of Sections 9 and 10 hereof.

            (b) Without limiting the foregoing, each party agrees that for so long as this Agreement (or any Venture Agreement executed hereunder) is in effect with respect to an Optional City, such party's services, and those of its respective employees, shall be exclusive to each other (or any Venture formed hereunder) only with respect to the development, construction and operation of Amphitheatres (excluding the entertainment promotion business) in (or within the greater of 75 miles or the applicable MSA of any such Optional City).

            (c) Subject to exceptions and restrictions as may be included in any Venture Agreement executed hereunder as a Venture is formed, or in that certain Co-Promotion Agreement of even date herewith between PACE and MCA/PACE Amphitheatres Group, L.P., a Delaware limited partnership, neither this Section 9 nor Section 10 shall prohibit a party hereto from engaging in all aspects of the entertainment promotional business, or owning an interest in such a business.

            (d) As used in this Agreement, an "affiliate" of a party hereto shall be any person, firm, corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with such party, "control" meaning more than 50% of the voting or decisional power of the party or entity in question.

      Section 10. Termination Because of Disagreement. The following shall be incorporated into any Venture Agreement between MCA and PACE relating to the development, acquisition and/or construction of an Amphitheatre in any Optional City, and shall also apply to "Type A Disagreements" and "Type B Disagreements" (as defined herein) arising after a site with respect to an Amphitheatre in a particular Optional City has been


                                       6.
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mutually agreed upon by the parties (but before a Venture Agreement for such
Amphitheatre has been executed by the parties):

            (a) If a Type A Disagreement occurs, then, subject to and as provided in this subsection, the Proffering Party (as defined herein) shall have the right to act outside and independently of the Venture and the Disagreeing Party (as defined herein) to acquire, construct, own and operate an Amphitheatre in the applicable Optional City. The Proffering Party shall promptly send notice of the Type A Disagreement to the Disagreeing Party (outlining the areas of disagreement). Within ten (10) days following the receipt of such notice, the Disagreeing Party:

                  (i) if MCA, may (i) notify PACE that it agrees with the
            position taken by PACE, in which event a Type A Disagreement shall not exist, (ii) notify PACE that the Type A Disagreement is a Type B Disagreement in which case the procedure set forth for resolution of a Type B Disagreement shall be followed, or (iii) agree with PACE that a Type A Disagreement exists; failure by MCA to respond shall be deemed agreement that a Type A Disagreement exists;

                  (ii) if PACE, may (i) notify MCA that it agrees with the
            position taken by MCA, in which event a Type A Disagreement shall not exist; (ii) notify MCA the Type A Disagreement is a Type B Disagreement in which case the procedure set forth for resolution of a Type B Disagreement shall be followed, provided that PACE has satisfied the condition in Section 10(d)(ii) hereof; or (iii) agree with MCA that a Type A Disagreement exists; failure by PACE to respond shall be deemed agreement that a Type A Disagreement exist;

If, following such ten (10) day period, a Type A Disagreement exists, the Proffering Party shall immediately pay to the Disagreeing Party the Shared Costs paid by the Disagreeing Party with respect to such Optional City, and neither the Disagreeing Party nor any affiliate of the Disagreeing Party shall directly or indirectly, through an entity which it controls, construct, own, manage, control, operate, be employed by, or lend its name to any person or entity that owns, operates or manages an Amphitheatre within the lesser of 75 miles or the applicable MSA of such Optional City for a period of two years following the date of such payment.

            (b) If a Type B Disagreement occurs, then the Proffering Party shall send notice ("Commencement Notice") to the Disagreeing Party that it desires to purchase the right to develop the site independently of the Venture and the Disagreeing


                                       7.
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Party (outlining the areas of disagreement, but without obligation to disclose the amount of the Proffering Party's offer). Ten days following the date of the Commencement Notice, the Proffering Party and Disagreeing Party shall meet at MCA's office at 10:00 a.m. and at such time and place, the Proffering Party shall submit a written offer to the Disagreeing Party to purchase the Disagreeing Party's interest under this Agreement in the site for a specified dollar amount, all payable in cash. At any time prior to the meeting, the Disagreeing Party shall have the right to acquiesce to the Proffering Party's position with regard to the disagreements, in which case a Type B Disagreement shall no longer exist. The Disagreeing Party shall have the right to refuse the Proferring Party's offer if, but only if, the Disagreeing Party offers to purchase the Proffering Party's interest in the Partnership for an amount that exceeds the sum offered by the Proffering Party. Such procedure of offering to purchase, refusing such offer and making a counter-offer shall continue until such time as either Party fails to make a counter-offer, it being understood that a failure to make a counter-offer shall be deemed to constitute an acceptance by the last offeree of such last offer made. All offers and counter-offers shall be limited to the purchase of the offeree's rights to the site hereunder for a specific dollar amount, payable in cash within 30 days following the acceptance of the offer. Any counter-offer must be made within 24 hours after receipt of the preceding offer. All offers and counter-offers shall be in writing, delivered in person or by telefax or telex. The interest of the Partner whose interest is purchased shall be deemed sold, assigned and transferred to the Party purchasing such interest upon the payment of the consideration as specified above. Neither the Party whose interest is purchased nor any of its affiliates shall, directly or indirectly, through an entity which it controls, construct, own, manage, control, operate, be employed by, or lend its name to an Amphitheatre within the lesser of 75 miles or the applicable MSA of such Optional City for two years following the date of purchase.

            (c) As used herein, a Type A Disagreement shall be deemed to occur if:

                  (i) one of the parties hereto ("Disagreeing Party") does not agree with the position taken by the other party ("Proffering Party") in connection with a material matter or matters relating to the acquisition and/or construction of an Amphitheatre in an Optional City, including, without limitation, matters relating to cost of site acquisition, cost of construction and architectural plans and financing terms; and

                  (ii) the Disagreeing Party's opposition to the position taken by the Proffering Party would, in the reasonable and good faith opinion of the Proffering Party result in delays which, if not immediately terminated, preclude the Venture or either of the parties hereto either from acquiring, leasing or arranging for the use of the specific


                                       8.

mutually approved site in the applicable Optional City, which property has been offered to the Venture or either of the parties hereto on specific terms acceptable to the Proffering Party, and/or would preclude the Venture or either of the parties hereto from obtaining available financing under specific terms acceptable to the Proferring Party; and

                  (iii) if the Disagreeing Party is PACE, PACE has not received a commitment for and on behalf of the Venture or either party hereto from a financial institution or other third party capable of providing such financing to provide financing, subject only to documentation and other normal and reasonable conditions to similar commitments, adequate to construct the Amphitheatre.

            (d) As used herein, a Type B Disagreement shall be deemed to occur if:

                  (i) the events set forth in Sections 10(c)(i) and (ii) occur; and

                  (ii) if the Disagreeing Party is PACE, PACE has received a commitment for and on behalf of the Venture or either party hereto from a financial institution or other third party reasonably capable of providing such financing to provide financing, subject only to documentation and other normal and reasonable conditions to similar commitments, adequate to construct the Amphitheatre.

      Section 11. Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or such other documents, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement or such other documents shall be valid and shall be enforced to the fullest extent permitted by law.

      Section 12. No Partnership. Nothing herein shall be construed as making PACE and MCA joint venturers or partners until the Formation of a Venture.

      Section 13. Modification; Termination. Any amendment, modification, termination or release hereof may be effected only by a written instrument executed by PACE and MCA.

      Section 14. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement cannot be assigned by PACE or MCA without the express written consent of such other party.


                                       9.
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      Section 15. Total Agreement. This Agreement is a total and complete integration of any and all undertakings existing between PACE and MCA with respect to the subject matter hereof and supersedes any prior oral or written agreements, promises or representations between them. Without limiting the foregoing, this Agreement is separate and apart from the Existing Limited Partnership Agreement.

      Section 16. California Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE WHOLLY-PERFORMED THEREIN, EXCLUDING ANY LAWS RELATING TO THE CONFLICT OR CHOICE OF LAWS. Notwithstanding the foregoing, the interpretation and enforcement of the non-competition provisions of Sections 9 and 10 above shall be governed by the laws of the state where the alleged violative conduct occurs, and the courts (state and federal) of such state shall also have jurisdiction (along with the courts in Los Angeles) over such issues.

      Section 17. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement will be in writing and will be considered as properly given if mailed by first class United States mail, postage prepaid, by prepaid telegram, or by personal delivery. Notice shall be deemed given on the date received. For purposes of notice, the address of each party hereto shall be as set forth below their signatures below, unless changed in a written notice to the other party in conformity with the foregoing.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MCA CONCERTS II, INC.                           PACE ENTERTAINMENT GROUP, INC.


By:____________________________                 By:  /s/ [ILLEGIBLE]
                                                    ----------------------------
   100 Universal City Plaza                         President
   Universal City, CA 91608                         4543 Post Oak Place
                                                    Suite 200
                                                    Houston, TX 77027


                                      10.